SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14

                           Schultz Sav-O Stores, Inc.
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

[GRAPHIC OMITTED]

                           SCHULTZ SAV-O STORES, INC.
                                2215 Union Avenue
                           Sheboygan, Wisconsin 53081



                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 10, 2000

Dear Fellow Shareholder:

     We invite you to attend our 2000 annual meeting of shareholders on Wednesday, May 10, 2000 at 3:00 p.m. at the John Michael Kohler Arts Center, located at 608 New York Avenue, Sheboygan, Wisconsin. As we describe in our accompanying proxy statement, if you held shares of our common stock on March 22, 2000, you will be entitled to vote at the annual meeting on the following matters:

     1.   the election of three directors;

     2. our board of directors' selection of independent public accountants for 2000; and

     3.   any other business that may properly come before our annual meeting.

     We have enclosed a proxy card and our 1999 annual report along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend our annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope provided. If you attend the annual meeting, you can revoke your proxy and vote your shares in person if you like.

     Thank you for your continued support. We look forward to seeing you at our annual meeting.

                                   Sincerely,

                                   SCHULTZ SAV-O STORES, INC.



                                   John H. Dahly
                                   Executive Vice President,
                                   Chief Financial Officer and Secretary
Sheboygan, Wisconsin
March 30, 2000

FREQUENTLY ASKED QUESTIONS

Q:      Why did I receive this proxy Statement?

        Our board of directors has sent you this proxy statement to ask for your vote, as a Schultz shareholder, on certain matters to be voted on at our upcoming annual shareholders' meeting.

Q:      What am I voting on?

        You will vote on:

          o    the election of three directors; and

          o the ratification of our board's choice of Arthur Andersen LLP as our independent public accountants for 2000.

        Our board of directors is not aware of any other matter that will be presented for your vote at the annual meeting.

Q:      Do I need to attend the annual
        Meeting in order to vote?

        No. You can vote either in person at the annual meeting or by completing and mailing the enclosed proxy card.

Q:      Who is entitled to vote?

        You are entitled to vote if you owned shares as of the close of business on the March 22, 2000 record date. You will be entitled to one vote per share for each share of our common stock you owned on the record date.

Q.      Who will count the votes?

        Firstar Bank, N.A., our transfer agent and registrar, will count the votes and act as inspector of elections at the annual meeting.

Q:      How many shares of Schultz's stock are entitled to vote?

        A total of 5,943,569 shares of common stock will be entitled to vote at the annual meeting.

Q:      What constitutes a quorum?

        A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the shares of our common stock entitled to be cast will represent a quorum. As a result, at least 2,971,785 shares must be present at the annual meeting before we can take the actions called for at the meeting.

Q:      What happens if I sign and return my proxy card but do not mark my vote?

        If you return a signed proxy card without indicating whether you wish to vote for or against the proposals, James H. Dickelman and John H. Dahly, as proxies, will vote your shares:

          o    to elect the board's nominees for directors; and

          o to ratify our board's selection of Arthur Andersen as independent public accountants for 2000.

Q:      What percentage of Schultz's votes do directors and officers own?

        Approximately 15.0% of our shares, as of the record date, are controlled by our directors and officers. See page 8 for more details.

Q:      Who are the largest shareholders?

        Investors holding 5% of more of our outstanding common stock are:

        1.      Our Retirement Savings Plan for employees - 18.2%

        2.      Franklin Resources, Inc. - 10.3%

        3.      FMR Corp. - 6.6%

        4. Mr. James H. Dickelman, our Chief Executive Officer, including shares he can acquire upon exercise of stock options - 6.5%

        5.      Delaware Management Holdings Co., Inc. - 6.4%

        6.      Dimensional Fund Advisors, Inc. - 6.0%

                              ELECTION OF DIRECTORS

Director Nominees

     At the annual meeting, shareholders will elect three directors to hold office until the annual meeting held in 2003. Our board's nominees are Michael
R. Houser, Bruce J. Olson and Walter G. Winding, each of which currently serve as directors. James H. Dickelman and John H. Dahly, as proxies, intend to vote for the election of all of the board's nominees. They will also vote for another person that our board may recommend in the event that a nominee becomes unable to serve as a director before the annual meeting.

     Under Wisconsin law, shareholders elect directors by a plurality of the votes cast. This means that the nominees receiving the largest number of votes, even if less than a majority, will be elected as directors. Any shares that do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

     Our board of directors recommends a vote for Michael R. Houser, Bruce J. Olson and Walter G. Winding.

Current Board Composition, Meetings and Committees

     The table set forth below lists certain information about our board of directors and the board committees on which our directors serve, as well as how many times the board and each committee met in 1999.

                                                                                                             Stock
                                                  Executive    Nominating      Audit       Compensation      Option
             Board Member                 Board    Committee    Committee     Committee      Committee      Committee

                                           Class II - Nominees for Terms to Expire in 2003
Michael R. Houser (48), a director          v          v
since 1992; Executive Vice President -
Marketing and Merchandising
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
Bruce J. Olson (50), a director since       v                       v             v              v              v
1999; Group Vice President of
The Marcus Corporation -
owner of hotels, resorts,
movie theatres and restaurants
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
Walter G. Winding (58), a director          v                       v             v              v              v
since 1999; owner and Chief Executive
Officer of Winding and Company - a
business consulting firm
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------



                                       4

                                                                                                             Stock
                                                  Executive    Nominating      Audit       Compensation      Option
             Board Member                 Board    Committee    Committee     Committee      Committee      Committee

                                           Class I - Directors Whose Terms Expire in 2002

John H. Dahly (59), a director since        v          v
1984; Executive Vice President, Chief
Financial Officer and Secretary
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
Martin Crneckiy, Jr. (54), a director       v                       v             v              v             v*
since 1989; Executive Vice President
of The Vollrath Company, LLC - a
manufacturer of stainless steel and
plastic wares and light equipment for
the international food service industry
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
R. Bruce Grover (64), a director since      v                       v             v             v*              v
1989; President and Chief Executive
Officer of VPI, LLC - a manufacturer
of solid vinyl floor products, custom
extruded sheets and sound barrier
materials for automotive applications


                                            Class III - Directors Whose Terms Expire in 2001

James H. Dickelman (52), a director         v*         v            v*
since 1978; Chairman of the Board,
President and Chief Executive Officer
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
William K. Jacobson (49), a director        v          v
since 1996; Senior Vice President -
Retail Operations and Development and
Assistant Secretary
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
Steven R. Barth (41), a director since      v                       v             v*             v
1998; Partner in the law firm of Foley
& Lardner
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
Meetings Held in 1999                       8          2            2             4              2              1
---------------------------------------- -------- ------------ ------------- ------------ ---------------- ------------
* Denotes Chairman

     All of our directors have held the positions indicated on the preceding page for at least the last five years, except that William K. Jacobson was our Vice President - Franchise Operations prior to January 1996, our Senior Vice President - Franchise Operations from January 1996 until March 1996 and our Senior Vice President - Retail Operations from March 1996 until June 1998, and that Michael R. Houser was our Senior Vice President - Marketing and Merchandising prior to January 1998.

     The Executive Committee. The Executive Committee acts on behalf of the board between board meetings, except with respect to matters upon which Wisconsin law does not allow a committee to act.

     The Nominating Committee. The Nominating Committee's functions include:

          o    recommending criteria for board members;

          o    determining prospective candidates for board membership;

          o    recommending candidates for each of the board's committees; and

          o reviewing our compensation policies for board members who are not full-time employees.

     The Audit Committee. The Audit Committee's principal functions include:

          o annually recommending a firm of independent public accountants to act as our auditing firm for the coming year;

          o reviewing areas of financial risk that could have a material adverse effect on our results of operations and financial condition with our principal accounting officers and independent public accountants;

          o reviewing annual audit plans with our principal accounting officers and independent public accountants;

          o    reviewing our policies as to officers' conflicts of interest with
               our  principal   accounting   officers  and  independent   public
               accountants;

          o reviewing plans to engage our independent public accountants for any non-audit professional services; and

          o reviewing, in consultation with our principal accounting officers and independent public accountants, financial reporting and accounting practices of comparable companies that differ from our own.

     The Compensation Committee. The Compensation Committee:

          o    evaluates and sets cash compensation levels for our officers;

          o reviews and establishes the employee benefits we offer to our officers; and

          o    determines officers' bonuses under our annual incentive plan.

     The  Stock  Option   Committee.   The  Stock  Option   Committee   has  the
responsibility to:

          o evaluate and grant stock options and other equity incentives to our employees; and

          o    administer our equity incentive plans.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     We describe in the following table certain information, as of the record date, regarding the beneficial ownership of our common stock held by:

          o each person or entity that we know beneficially owns more than 5% of our common stock;

          o each of our directors and those of our executive officers who are named in the Summary Compensation Table on page 14 under "Summary Compensation Information;" and

          o    all of our directors and officers as a group.

     We believe that all of the people listed below have sole voting and investment power over the listed shares, except as indicated otherwise in the accompanying footnotes.

         Name of Individual or Entity               Shares        Percentage (1)
         ----------------------------               ------        --------------
Schultz Sav-O Stores Retirement Savings Plan (2)     1,080,321         18.2
Franklin Resources, Inc. (3)                           612,800         10.3
FMR Corp. (4)                                          395,100         6.6
James H. Dickelman (5)                                 400,530         6.5
Delaware Management Holdings Co., Inc. (6)             377,900         6.4
Dimensional Fund Advisors, Inc. (7)                    356,450         6.0
John H. Dahly (8)                                      123,394         2.1
Michael R. Houser (9)                                  110,442         1.8
William K. Jacobson (10)                                92,400         1.5
Thomas J. Timler (11)                                   56,429          *
Martin Crneckiy, Jr.                                     7,156          *
Steven R. Barth                                          5,375          *
R. Bruce Grover                                          4,156          *
Bruce J. Olson                                             764          *
Walter G. Winding                                          764          *

All directors and officers as
 a group (14 persons) (12)                             966,973         15.0
---------------------------
*  Indicates less than 1%

(1) For individuals who hold rights to acquire shares of stock upon exercise of stock options, the percentages indicated reflect inclusion of certain of these shares as described in the appropriate footnotes below, as well as the increase in the total number of shares of common stock outstanding that would result from their exercise of those options.

(2) We obtained the share amount listed from the amended Schedule 13G, dated February 11, 2000, filed with the Securities and Exchange Commission. The listed shares were held by Marshall & Ilsley Trust Company, as trustee for our Retirement Savings Plan. Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan that are allocated to their accounts. A Plan Administrative Committee, consisting of James H. Dickelman, John
         H. Dahly, Elwood F. Winn, William K. Jacobson, Armand C. Go and Lynn M. Berg, administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the committee is entitled to vote shares when participants have provided no voting instructions. The address of M&I is 1000 North Water Street, Milwaukee, Wisconsin 53202. The address for the individual members of the Plan Administrative Committee is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. See "Executive Compensation--Report on Executive Compensation."

(3) We obtained the share amount listed from the amended Schedule 13G, dated January 5, 2000, filed with the SEC. The address of Franklin Resources, Inc. is 777 Mariners Island Boulevard, 6th Floor, San Mateo, California 94404.

(4) We obtained the share amount listed from the amended Schedule 13G, dated February 14, 2000, filed with the SEC. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(5) The share amount listed includes (a) 112,347 shares allocated to Mr. Dickelman's account in the Retirement Savings Plan as of December 31, 1999; (b) 204,000 shares covered by stock options that will be exercisable within 60 days following the record date; (c) 19,422 shares held by Mr. Dickelman as trustee for his minor children; and (d) 19,161 shares held as joint tenant with his wife. The share amount does not include the following shares as to which Mr. Dickelman disclaims beneficial ownership: (a) 238,560 shares held by the Howard Dickelman Revocable Trust; (b) 14,730 shares held by the Dorothy J. Dickelman Revocable Trust; (c) 8,811 shares held by Mr. Dickelman's adult son; and (d) 3,805 shares held by Mr. Dickelman's adult daughter. Mr. Dickelman's address is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081.

(6) We obtained the share amount listed from the amended Schedule 13G, dated February 14, 2000, filed with the SEC. The address of Delaware Management Holdings Co., Inc. is One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103.

(7) We obtained the share amount listed from the amended Schedule 13G, dated February 11, 2000, filed with the SEC. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(8) The share amount listed includes (a) 33,760 shares allocated to Mr. Dahly's account in the Retirement Savings Plan as of December 31, 1999 and (b) 54,000 shares covered by stock options that will be exercisable within 60 days following the record date. The share amount does not include 1,476 shares held by Mr. Dahly's wife to which Mr. Dahly disclaims beneficial ownership.

(9)      The share amount  listed  includes (a) 28,347  shares  allocated to Mr.
         Houser's account in the Retirement Savings Plan as of December 31, 1999; (b) 69,600 shares covered by stock options that will be exercisable within 60 days following the record date; and (c) 1,080 shares held as joint tenant with his wife.

(10) The share amount listed consists of (a) 42,000 shares allocated to Mr. Jacobson's account in the Retirement Savings Plan as of December 31, 1999 and (b) 50,400 shares covered by stock options that will be exercisable within 60 days following the record date.

(11)     The share amount  listed  includes (a) 10,613  shares  allocated to Mr.
         Timler's account in the Retirement Savings Plan as of December 31, 1999; and (b) 44,700 shares covered by stock options that will be exercisable within 60 days following the record date.

(12) The share amount listed includes 490,500 shares issuable under stock options exercisable within 60 days of the record date and 305,372 shares beneficially held by current directors and executive officers in the Retirement Savings Plan as of December 31, 1999, but excludes 267,382 shares as to which beneficial ownership is disclaimed by certain of such individuals. See footnotes 6 and 8 above.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

     Our board's compensation committee evaluates and establishes the compensation of our executive officers. The committee's executive compensation policies and practices generally reflect our efforts to attract, motivate and retain our executive officers by providing a total compensation package based on corporate and personal performance and which is competitive within our industry. Executive officers' compensation is comprised of salary, stock option grants, corporate contributions to our retirement saving plan and cash bonuses under our officer annual incentive plan.

     The annual incentive plan is intended to motivate our executive officers to achieve annual corporate financial performance goals for the economic benefit of all shareholders by rewarding executive officers, individually and as a team, for the achievement of such goals. The annual incentive plan provides for the establishment of an annual variable bonus pool, based on our achievement of increased net sales and certain specified levels of economic value added for the year then ended. For purposes of the annual incentive plan, economic value added is determined by calculating the difference between our annual net earnings after tax and a pre-established target threshold investment return, based on our weighted average cost of capital. Our bonus pool is comprised of:

          o    10% of the economic value added for the year;

          o an additional 5% of any incremental increase in the current year's economic value added over the prior year's economic value added; and

          o $25,000 for each 1% increase in our net sales over net sales for the prior year.

We then distribute 25% of the resulting total incentive pool to all executive officers, pro rata, according to relative salary levels and 75% based on each officer's relative achievement of pre-established individual and group performance goals, as determined by the compensation committee. We established a total bonus pool of approximately $440,928 in 1999 under the annual incentive plan, with $378,677 contributed as a result of our economic value added amount for 1999 and $62,251 as a result of a 2.5% increase in net sales over 1998.

     The compensation committee adjusts each executive officer's salary, including the salary of James H. Dickelman, our chairman of the board, president and chief executive officer, at the end of each fiscal year for the forthcoming fiscal year. The committee establishes objective performance criteria for each of the officers that the committee considers in its salary adjustment decisions and bonus allocations. The committee also analyzes and evaluates our relative revenues, earnings, return on sales, cost and expense levels, and balance-sheet strength for the year then ending compared to historical results, as well as to the current trends and results within our industry. Based on such analysis and evaluation, for last year, the committee determined Mr. Dickelman's and the other executives' salaries, in conjunction with the other elements of each such executive's base compensation package, to fall generally within a range of the estimated average salaries and compensation packages of similarly situated executives at other comparable food wholesalers and retailers, including several companies included in our stock performance peer group index. For executive officers other than Mr. Dickelman, the committee considered the compensation recommendations of Mr. Dickelman. In setting the salary levels of our executive officers, including Mr. Dickelman, and in allocating discretionary bonuses for last year out of the bonus pool for other executives, the committee considered specifically:

     o our earnings and earnings per share, which each approached 1998 levels, making 1999 the second most profitable year in our history;

     o our net revenues, which increased for the fourth consecutive year, despite an absence of price inflation and significant new competition in the marketplace; and

     o the 13% increase in the amount of cash dividends per share paid to our shareholders, compared to 1998.

     The committee based Mr. Dickelman's bonus amount of $140,000 for 1999 on his pro-rata share of the bonus pool established under the annual incentive plan and on the degree to which he achieved individual and group financial and other goals and objectives established at the beginning of 1999 by the committee. These goals and objectives included specified targeted levels of revenues, earnings and economic value added.

     In January 2000, the committee decided to maintain 2000 base salaries for all executive offices, including Mr. Dickelman, at 1999 levels.

     Our stock option committee - which includes all of the members of the compensation committee, except Steven R. Barth - generally grants stock options annually to key employees shortly after the end of each year. The committee bases option grants principally on the executive officer's relative position at the company, his existing and anticipated ability to directly impact corporate performance, cash compensation, seniority, grants made in the past, options held and stock ownership. Each executive officer's individual initiatives and achievements over the prior year also affect the level of such officer's option grants. Our 1995 equity incentive plan is intended to promote our best interests and those of our shareholders by providing key employees with the opportunity to acquire or increase their ownership interests in the company and thereby develop a stronger incentive to put forth maximum effort for our continued success and growth. We have historically granted options at 100% of our common stock's fair market value on the date of grant, with a term not to exceed seven years and vesting in increments of one-third on each of the first, second and third anniversaries of the grant date. Since the economic value of stock options is inherently dependent upon the level of future market price appreciation of the underlying common stock, stock options granted by the stock option committee will only provide executive officers with value to the extent the market price of our common stock increases above the option exercise price on the grant date. Thus, the stock option committee believes that stock option grants help better align the economic interests of our management with those of our shareholders. Under our 1995 equity incentive plan, the stock option committee has the additional flexibility to grant other types of equity-based incentive awards - including stock appreciation rights, restricted stock and performance shares. However, the stock option committee has, to date, continued its historical practice of granting only stock options.

     In January 2000, our board of directors amended the 1995 equity incentive plan to change the maximum term of option grants under the plan from seven years to ten years and the Stock Option Committee made annual grants with ten-year terms.

     Our retirement savings plan is a qualified profit sharing plan that provides for supplemental income at retirement for all of our eligible - 1,000 hours or more per year - salaried employees. The retirement benefits provided by the retirement savings plan for each participant are based upon the value of the participant's account balance at retirement. The retirement savings plan requires us to make an annual basic contribution which, when added to forfeitures for the year, is equal to 5% of the participant's salary for the year. We may also make an additional discretionary contribution as determined by our board. We allocate basic contributions to each participant's account on the basis of the participant's eligible compensation, compared to the compensation of all participants for such year. We allocate discretionary contributions in the same way, except that our contributions to Social Security benefits are taken into account in the allocation of discretionary contributions. Our discretionary contribution to the retirement savings plan in 1999 was approximately 9.5% of each participant's eligible compensation. The retirement savings plan permits pretax employee contributions pursuant to Internal Revenue Code Section 401(k). We provide a 25% matching contribution on pretax employee contributions up to 4% of pay. Most of our executive officers - including all of the named executive officers set forth below - have typically invested all, or a substantial portion, of their annual retirement savings plan allocations in shares of our common stock. At the end of 1999, our nine current executive officers, as a group, held 305,372 shares, or approximately 5.1% of the total outstanding common stock on the record date, in their accounts under the retirement savings plan. See "Stock Ownership of Management and Others."

     We also maintain an executive benefit restoration plan, which is a supplemental benefit pension plan intended to provide benefits otherwise denied to participants under the retirement savings plan by reason of limitations imposed by the Internal Revenue Code. The executive benefit restoration plan provides benefit accruals on pay in excess of the amount able to be recognized by the retirement savings plan equivalent to the rate of our basic and discretionary contributions made under the retirement savings plan for the year.

     We believe that our stock option plans have been adopted, and are being administered, in accordance with the requirements of Internal Revenue Code
Section 162(m). Given the levels of compensation and benefits provided currently to our named executive officers, we do not otherwise believe it is necessary to further conform or adjust our compensation policies, plans or practices to comply with the $1 million executive compensation deductibility cap imposed by Internal Revenue Code Section 162(m).

     By the Compensation Committee: By the Stock Option Committee:

        R. Bruce Grover, Chairman          Martin Crneckiy, Jr., Chairman
        Martin Crneckiy, Jr.               R. Bruce Grover
        Bruce J. Olson                     Bruce J. Olson
        Walter G. Winding                  Walter G. Winding
        Steven R. Barth

Summary Compensation Information

     The table below describes the compensation paid for the last three years to our Chief Executive Officer and to our four officers, other than the Chief Executive Officer, who we paid the highest compensation during 1999.

                                            Summary Compensation Table

                                                                 Annual           Stock Option
              Name and                      Fiscal            Compensation           Grants             All Other
           Principal Positions               Year        Salary           Bonus    (shares) (1)       Compensation (2)

James H. Dickelman                           1999       $ 325,000        $140,000     45,000            $ 81,538
  Chairman of the Board,                     1998       $ 300,000        $121,000     45,000            $ 71,315
  President and Chief Executive Officer      1997       $ 275,000        $ 96,759     45,000            $ 56,914

Michael R. Houser                            1999       $ 172,000        $ 83,000     18,000            $ 39,148
  Executive Vice President -                 1998       $ 156,000        $ 68,000     18,000            $ 31,191
  Marketing and Merchandising                1997       $ 143,000        $ 52,289     18,000            $ 29,522

John H. Dahly                                1999       $ 166,000        $ 70,000     18,000            $ 36,579
  Executive Vice President,                  1998       $ 156,000        $ 63,000     18,000            $ 30,952
  Chief Financial Officer and Secretary      1997       $ 145,520        $ 51,202     18,000            $ 24,461

William K. Jacobson                          1999       $ 120,000        $ 46,000     13,500            $ 20,619
  Senior Vice President - Retail             1998       $  94,300        $ 41,000     13,500            $ 15,522
  Operations and Development                 1997       $  89,000        $ 32,544     13,500            $ 12,664
  and Assistant Secretary

Thomas J. Timler                             1999       $  92,000        $ 42,000     10,500            $ 15,237
  Vice President - Business Systems          1998       $  87,000        $ 34,000     10,500            $ 13,600
  Support Group                              1997       $  82,500        $ 27,318     10,200            $ 11,343

---------------------
(1)      Granted at 100% fair market  value on the date of grant.  See  footnote
         (1) to the table set forth under "Stock Options--Option Grants in 1999"
         below for additional information.

(2) For Mr. Dickelman, Mr. Houser, Mr. Dahly and Mr. Jacobson, amounts set forth for 1999 under this column represent (a) benefit accruals of $61,073, $18,683, $16,114 and $154, respectively, under our Executive
         Benefit Restoration Plan, and (b) our contributions of $20,465 to the Retirement Savings Plan for each such executive officer. For Mr.
         Timler,  the amounts  represent  our  contributions  to our  Retirement
         Savings Plan. See "Severance and Change in Control Arrangements" below with respect to certain severance arrangements between us and certain of the named executive officers in the event that we experience a "change of control."


Stock Options

     We have two stock option plans currently in place: our 1990 Stock Option Plan and our 1995 Equity Incentive Plan. Currently, we are granting options to our employees only under the 1995 plan. The following table lists the option grants under the 1995 plan that we made during 1999, as well as certain other information relating to those grants.

                              Option Grants In 1999
                                          Percentage of
                              Shares      Total Options
                            Underlying    Granted to All     Exercise                            Grant Date
                             Options       Employees in    Price (per                             Present
Name                       Granted (1)         1999         share) (2)      Expiration Date      Value (3)

James H. Dickelman            45,000          27.2%          $ 16.125      January 27, 2006         $220,500
Michael R. Houser             18,000          10.9%          $ 16.125      January 27, 2006         $ 88,200
John H. Dahly                 18,000          10.9%          $ 16.125      January 27, 2006         $ 88,200
William K. Jacobson           13,500           8.1%          $ 16.125      January 27, 2006         $ 66,150
Thomas J. Timler              10,500           6.3%          $ 16.125      January 27, 2006         $ 51,450
---------------------
(1)      The options reflected in the table are nonqualified stock options under the Internal  Revenue  Code and were  granted on January 28, 1999.  The exercise  price of each  option  granted  was equal to 100% of the fair market value of our common stock on the date of grant, as determined by
         our  Stock  Option  Committee.   The  options  become   exercisable  in
         increments  of  one-third  on  each  of the  first,  second  and  third anniversaries of the grant date; provided, however, that no options may be exercised more than seven years after the date of grant. The options are  subject  to early  vesting in the event of the  optionee's  death, disability or retirement.  Under the stock option agreements evidencing the  options,  upon a "change of control" of the company (as defined in such stock option agreements), all options then outstanding will become immediately  exercisable  in full for the  remainder  of their term and each optionee will have the right,  for a period of 30 days, to require us to  purchase  his  outstanding  options  for  cash  at an  aggregate
         "acceleration  price"  for all shares of common  stock then  subject to such  options,  provided that at least six months has elapsed since the grant date.

(2) The exercise price of options may be paid in cash, by delivering previously issued shares of common stock or any combination thereof.

(3) The option values presented are based on the Black-Scholes pricing model, adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of our common stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model.
         The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield, including the following:
         (a) an assumed United States Treasury bond rate of 4.76%; (b) stock price volatility of 28.15% (based on 36-month stock price history ending January 30, 1999); and (c) a current dividend yield of 2.15%.

     Set forth below is certain information about the cash values realized by named executive officers who exercised stock options during 1999 and the number and value of unexercised stock options held by named executive officers as of the end of 1999.

                                             1999 Year-End Value Table
                              Number of                            Number of Shares              Value of Unexercised
                               Shares                        Underlying Options at End of    In-the-Money Options at End
                            Acquired Upon        Value                Fiscal 1999                 Of Fiscal 1999 (2)
Name                          Exercise       Realized (1)     Exercisable   Unexercisable    Exercisable    Unexercisable

James H. Dickelman             27,000          $ 278,910        159,000         90,000        $ 700,020        $ 46,200
Michael R. Houser              31,650          $ 316,451        51,600          36,000        $ 179,760        $ 18,480
John H. Dahly                  51,450          $ 482,951        36,000          36,000         $ 77,460        $ 18,480
William K. Jacobson            21,600          $ 215,802        36,900          27,000        $ 125,970        $ 13,860
Thomas J. Timler                 --               --            34,300          20,900        $ 143,464        $ 10,472
--------------------------
(1)      The dollar value reflects the difference  between the fair market value of the  underlying  shares at the time of exercise  and the  applicable exercise price of the options exercised.

(2) The dollar values reflect the difference between the fair market value of the underlying shares of common stock at the end of fiscal 1999 and the various applicable exercise prices of the named executive officers' outstanding options. The dollar values do not reflect any options that had an exercise price in excess of the fair market value of the underlying shares at the end of fiscal 1999. The fair market value at the end of fiscal 1999 was $12.75, the closing sale price per share on December 31, 1999, the last trading day of the fiscal year.

Director Compensation

     Our directors who are also our employees receive no additional compensation for serving on the board. We compensate our non-employee directors - other than those whom we pay professional fees - by paying:

          o    an annual cash retainer of $6,000;

          o $1,000 for each attended board meeting and $500 for each attended committee meeting not held in conjunction with a board meeting; and

          o an annual grant of unregistered shares of the our common stock with a value of $6,000, taking into account a 10% discount for restrictions on transfer under securities laws.

Severance and Change of Control Arrangements

     We have severance agreements with James H. Dickelman, Michael R. Houser, John H. Dahly and William K. Jacobson that provide that, following a "change of control" of the company (as defined in the severance agreements), such executive officer will be employed:

          o    for three years in the same position;

          o    performing equivalent duties; and

          o at the same location as immediately prior to the change of control.

     During the employment period, each such officer would be entitled to:

          o receive a salary equal to his compensation rate in effect at the date of the change of control - subject to increase by the board of directors' compensation committee; and

          o inclusion in benefit plans available to employees of comparable status.

     If the officer elects to terminate his employment within one year after the change of control or if, at any time during the employment period, the officer's employment is terminated other than for "cause" as defined in the severance agreements - or the officer's disability, or if the officer's duties are changed substantially without his written consent and the officer terminates his employment as a result, the officer would be entitled to receive:

          o a lump sum payment equal to the officer's base salary for the greater of the remainder of the employment period or one year;

          o the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under our retirement plans applicable to the officer; and

          o along with his eligible dependents, coverage under medical benefit plans through the end of the employment period.

     Additionally, upon a "change of control" of the company:

          o stock options granted to the named executive officers will have become fully exercisable; and

          o the optionee will then have the right to require the company to purchase his outstanding options for cash at an aggregate
               "acceleration price" for all shares of common stock subject to such options.

Compensation Committee and Stock Option Committee Interlocks and Insider Participation

     Steven R. Barth, a member of our compensation committee, is a partner in the law firm of Foley & Lardner, which has provided legal services to Schultz Sav-O Stores for over 40 years.

                          STOCK PERFORMANCE INFORMATION

     The line graph appearing on the next page compares the total return on our common stock during the last five years with the total return of:

          o  companies in the Wilshire 5000 Index; and

          o companies in a peer group of food retailers and wholesalers which includes: Arden Group, Inc., Delchamps, Inc., Marsh Supermarkets, Inc., Nash Finch Co., RichFood Holdings, Inc., and Seaway Food Town, Inc. We have selected this peer group in good faith, and the shareholder returns of each of the companies have been weighted, based on each company's relative market capitalization as of the beginning of each period. The following graph only reflects the performance of Delchamps, Inc. until November 1997, when Delchamps was acquired by Jitney Jungle Stores of America, Inc., and of RichFood Holdings, Inc. until August 1999, when RichFood Holdings was acquired by SUPERVALU Inc.

                Comparison of Five-Year Total Shareholder Returns
                        (on a dividend reinvested basis)


                               [GRAPHIC OMITTED]


                       12/31/94  12/30/95   12/28/96   1/3/98   1/2/99    1/1/00

Company Index            $ 100     $ 154      $ 150     $ 256    $ 276    $ 217
Wilshire 5000 Index      $ 100     $ 136      $ 165     $ 217    $ 268    $ 331
Peer Group Index         $ 100     $ 146      $ 184     $ 223    $ 186    $ 125

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                AND OTHER MATTERS

Our Independent Public Accountants

     Our board has reappointed Arthur Andersen LLP to serve as our independent public accountants for 2000. Arthur Andersen has served as our independent public accountants for many years. We expect that representatives of Arthur Andersen will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions. James H. Dickelman and John H. Dahly, as proxies, intend to vote for ratification of the board of directors' reappointment of Arthur Andersen as our independent public accountants for 2000.

     Our board of directors recommends a vote for ratification of its selection of Arthur Andersen LLP as our independent public accountants for 2000.

Miscellaneous

     We expect that the election of directors and ratification of our selection of 2000 independent public accountants to be the only matters that will be presented for shareholder consideration at the annual meeting. Other matters may properly come before the annual meeting and the proxies named in the accompanying proxy will vote on them in accordance with their best judgment.

     We will bear the cost of soliciting proxies. We expect to solicit proxies mainly by mail. Some of our employees may also solicit proxies personally and by telephone. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold common stock.

     If you would like to receive a copy of our 1999 annual  report on Form 10-K
- without exhibits please write to our Secretary at 2215 Union Avenue, Sheboygan, Wisconsin 53081, and we will provide you with a copy free of charge.

     If you wish to include a proposal in our proxy statement for the 2001 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, you should forward your proposal to our Secretary by December 3, 2000. If you submit a proposal other than pursuant to Rule 14a-8 less than 45 days in advance of the 2001 meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2001 annual meeting. If the board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the board of directors for the 2001 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

                                           SCHULTZ SAV-O STORES, INC.




                                           John H. Dahly
                                           Executive Vice President,
                                           Chief Financial Officer and Secretary

Sheboygan, Wisconsin
March 30, 2000